Exhibit 99.1

News Release
For Immediate Release	Contact: Investor Relations (281) 776-7575 ir@tmw.com Kelly Dilts Men’s Wearhouse, SVP, Finance & IR Ken Dennard Dennard • Lascar Associates

MEN’S WEARHOUSE NAMES BRUCE THORN

AS CHIEF OPERATING OFFICER

FREMONT, CA — July 1, 2015 — The Men’s Wearhouse (NYSE: MW) today announced that Bruce K. Thorn, age 48, has been named executive vice president, chief operating officer, effective June 29, 2015.

Doug Ewert, Men’s Wearhouse chief executive officer, stated, “To further round out our experienced senior team, we are thrilled to name Bruce Thorn as our chief operating officer.  Bruce brings with him extensive experience and an infusion of new ideas to help us create a stronger company and unlock future growth.”

Prior to joining Men’s Wearhouse, Thorn was employed by PetSmart, Inc. since 2007 in various positions most recently as executive vice president, store operations, services and supply chain since April 2014.  Prior to joining PetSmart, Inc., he served in various leadership roles with Gap, Inc., Cintas Corporation, LESCO, Inc. and The United States Army.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,758 stores.  The Men’s Wearhouse, Jos. A. Bank, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Jos. A. Bank, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

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